SUB-ADVISORY AGREEMENT

SUB-ADVISORY AGREEMENT (this "Agreement") made as of the 12th day of August, 2010, by and among Alternative Strategies Group, Inc. (the "Adviser"), ASGI Agility Income Fund (the "Fund"), a Delaware statutory trust, and Perella Weinberg Partners Capital Management LP (the "Sub-adviser").

WHEREAS, the Adviser serves as investment adviser to the Fund, which intends to register as a closed-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, the Adviser desires to avail itself of the services, sources of information, advice and assistance of an investment sub-adviser to assist the Adviser in providing investment advisory services to the Fund; and

WHEREAS, the Sub-adviser is registered under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), is engaged in the business of rendering investment advisory services to clients and desires to provide such services to the Adviser and the Fund;

NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is agreed as follows:

1.           Employment of the Sub-adviser. The Adviser hereby employs the Sub-adviser to provide advice with respect to the investment and reinvestment of the Fund's portfolio assets, subject to the control and direction of the Fund's Board of Trustees (the "Board"), for the period, as such period may be renewed, and on the terms hereinafter set forth. The Sub-adviser hereby accepts such employment and agrees during such period, subject to the oversight of the Board and the Adviser, to render the services and to assume the obligations herein set forth for the compensation herein provided. In such respect, and only for this limited purpose, the Sub-adviser shall act as the Adviser's and the Fund's agent and attorney-in-fact. The Sub-adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority or obligation to act for or represent the Adviser or the Fund in any way.

2.           Authority of Obligations of and Services to be Provided by the Sub-adviser. The Sub-adviser is hereby granted the following authority and undertakes to provide the following services and to assume the following obligations:

a.           The Sub-adviser shall formulate and implement a continuous investment program for the portfolio assets of the Fund, including determining what portion of such assets will be invested or held uninvested in cash, and subject to and in accordance with (i) the investment objective and policies of the Fund set forth in the Fund's Agreement and Declaration of Trust, as amended, By-Laws and registration statement ("Registration Statement") as from time to time in effect (collectively, the "Governing Documents") and

(ii) any written instructions which the Adviser or the Board may issue from time to time. The Sub-adviser also agrees to conduct its activities hereunder in accordance with any applicable procedures or policies adopted by the Board as from time to time in effect and communicated to the Sub-adviser (the "Procedures"), in each case subject to the obligations of the Adviser pursuant to Section 2(c). The Adviser has provided to the Sub-adviser copies of all current Governing Documents and current Procedures and shall provide to the Sub-adviser any amendments or supplements thereto. The Adviser will provide reasonable advance notice to the Sub-adviser of any changes to the Governing Documents or the Procedures and provide a reasonable time period for the Sub-adviser to comply with any such changes to the Governing Documents or the Procedures. The Adviser shall provide the Sub-adviser with a list of all broker-dealer affiliates of the Adviser, and shall promptly notify the Sub-adviser of any additions, deletions or modifications thereto. The Adviser shall timely furnish the Sub-adviser with such additional information as may be reasonably necessary for or reasonably requested by the Sub-adviser to perform its responsibilities pursuant to this Agreement.

The Sub-adviser shall render such reports to the Board and the Adviser as they may reasonably request concerning the investment activities of the Fund. The Adviser, and not the Sub-adviser, shall vote proxies and make other voting and consent determinations with respect to the Fund's investments in collective investment vehicles and other issuers.

b.           The Sub-adviser shall take whatever steps necessary to implement the Sub-adviser's investment program, including (i) researching, identifying, monitoring and evaluating potential collective investment vehicles and other investments and transactions (collectively, "Potential Investments") to utilize in the management of the Fund's assets; (ii) monitoring, evaluating and meeting with investment managers that manage any of the collective investment vehicles or other investments in which the Fund is invested; (iii) assessing the performance of the Fund's investments; and (iv) negotiating side letters and assisting in the evaluation and execution of subscription documentation. The Adviser will be responsible for executing subscription agreements, withdrawal requests and related documents with regard to Potential Investments and existing investments of the Fund, and causing funds to be invested and withdrawn, as applicable, in connection therewith; provided, that the Sub-adviser, in assisting the Adviser, may perform any such duties. The Adviser and the Fund, as applicable, shall timely provide to the Sub-adviser all information and documentation that the parties mutually agree are necessary or appropriate for the Sub-adviser to fulfill its obligations under this Agreement. The Sub-adviser shall timely provide to the Adviser and the Fund, as applicable, all information and documentation that the parties mutually agree are necessary or appropriate for the Adviser or the Fund, as applicable, to fulfill its obligations under this Agreement.

c.           The Adviser will provide a compliance checklist to the Sub-adviser that will be used in connection with each investment made by the Sub-adviser. The Sub-adviser will complete all applicable portions of the checklist and provide it to the Adviser so that the Adviser can determine whether the investment is consistent with legal and regulatory requirements applicable to the Fund under the 1940 Act and Subchapter M of the Code

(the "Applicable Requirements"). The Adviser shall bear responsibility for compliance with the Applicable Requirements. After receiving the checklist, the Adviser will use its best efforts to confirm compliance with 72 hours of receiving the checklist, with the understanding that the Subadviser may request a more prompt response time with respect to certain investments. The Subadviser may not make any investment transactions without the Adviser's written (including e-mail) confirmation of compliance.

d.           To the extent provided in the Fund's Registration Statement, as such Registration Statement may be amended from time to time, the Sub-adviser shall, in the name of the Fund, have the ability to place orders for the execution of portfolio transactions when applicable with or through such brokers, dealers or other financial institutions as the Adviser and the Sub-adviser may reasonably select, including affiliates of the Adviser and Sub-adviser. The Adviser will reasonably cooperate with the Sub-adviser in the Sub-adviser's establishment and maintenance of such brokerage and other accounts for the Fund as the Sub-adviser deems advisable to allow for the purchase or sale of various forms of securities and other financial instruments pursuant to this Agreement. The Sub-adviser shall use its best efforts to obtain the most favorable price and execution on all portfolio transactions executed on behalf of the Fund, provided that, so long as the Sub-adviser has complied with Section 28(e) of the Securities Exchange Act of 1934, the Procedures and such written instructions as the Adviser may from time to time provide to the Sub-adviser, the Sub-adviser may cause the Fund to pay a commission on a transaction in excess of the amount of commission another broker-dealer would have charged. On occasions when the Sub-adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of the Sub-adviser, the Sub-adviser may aggregate the securities to be so purchased or sold with other orders for other clients of the Sub-adviser. In such event, allocation of the securities so purchased or sold, as well as of the fees and expenses incurred in the transaction, will be made by the Sub-adviser consistent with the Procedures and in the manner it, in its sole discretion, considers to be equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

e.           The Sub-adviser (i) shall maintain such books and records with respect to the Fund as are mutually agreed by the parties under the 1940 Act and the rules and regulations thereunder; (ii) shall render to the Board such periodic and special reports that the Board may reasonably request; (iii) shall render to the Board such periodic and special reports that the Adviser may reasonably request and that the parties mutually agree upon; (iv) shall meet with any persons at the reasonable request of the Adviser or the Board for the purpose of reviewing the Sub-adviser's performance under this Agreement at reasonable times and upon reasonable advance written notice; and (v) shall provide determinations in accordance with the Governing Documents, Procedures and applicable law of the fair value of securities held by the Fund. The Sub-adviser will provide promptly to the Fund, at the Adviser's or the Fund's cost and expense, a copy of any such records upon the Fund's request and shall make all such books and records available for inspection and use by the Securities and Exchange Commission ("SEC"), the Fund or the Adviser at all reasonable times. Where applicable, such records shall be maintained by the Sub-adviser for the periods and in the places required by Rule 31a-2 under the 1940 Act.

On each business day, the Sub-adviser shall provide to the Fund's custodian and the Fund's administrator information relating to all transactions concerning the Fund's assets, to the extent such information is not otherwise available to such persons, and shall provide the Adviser with such other information as the Adviser may reasonably request.

f.           The Sub-adviser shall bear its expenses of providing services pursuant to this Agreement.

g.           The Sub-adviser shall timely provide to the Adviser and the Fund all information and documentation they may reasonably request as necessary or appropriate in connection with the compliance by either of them with the requirements of any applicable law, including, without limitation, (i) information and commentary for the Fund's annual and semi-annual reports, in a form agreed upon by the Adviser and the Sub-adviser, including a discussion of the factors that, in the view of the Sub-adviser, materially affected the performance of the Fund, including the relevant market conditions and the investment techniques and strategies used; (ii) certifications, in a form agreed upon by the Adviser, the Fund and the Sub-adviser, related to the Sub-adviser's management of the Fund in order to support (A) the Fund's filings on Form N-CSR, Form N-Q and other applicable forms, and (B) the related certifications of the Fund's Principal Executive Officer and Principal Financial Officer under Rule 30a-2 under the 1940 Act; (iii) a quarterly sub-certification with respect to compliance matters related to the Sub-adviser, in a form agreed upon by the Adviser and the Sub-adviser; and (iv) an annual certification from the Sub-adviser's Chief Compliance Officer, appointed under Rule 206(4)-7 under the Advisers Act, with respect to the design and operation of the Sub-adviser's compliance program, in a form agreed upon by the Adviser and the Sub-adviser.

h.           The Sub-adviser will provide the Fund with reasonable evidence that, with respect to its activities on behalf of the Fund, the Sub-adviser maintains an appropriate Code of Ethics and related reporting procedures.

i.           The Sub-adviser shall review and comment upon offering documents and ancillary sales and marketing materials prepared by the Adviser for the Fund, and participate, at the reasonable request of the Adviser and as mutually agreed to by the Sub-adviser, in educational meetings with placement agents and other intermediaries about portfolio management and investment-related matters of the Fund.

j.           For the avoidance of doubt, the Sub-adviser will not bear responsibility for the monitoring or supervision of any custodian, administrator or other service provider selected by the Adviser for the Fund.

3.           Compensation of the Sub-adviser. In full consideration of the services rendered pursuant to this Agreement, the Adviser will pay the Sub-adviser, from the fees received by the Adviser from the Fund in respect of the period in question and attributable to assets of the Fund for which the Sub-adviser is providing services hereunder, a fee at the annual rate of 0.625% of the Fund's net asset value, calculated on the same basis as the management fee received by the Adviser from the Fund. Such fee will be paid to the Sub-adviser within 30 days of receipt by the Adviser of its management fee from the Fund. If the Sub-adviser shall serve for less than the whole of any calendar quarter, the foregoing compensation shall be prorated.

4.           Other Activities of the Sub-adviser and the Adviser. During the term of this agreement, neither the Sub-adviser nor the Adviser shall act as adviser or sub-adviser to any investment vehicle registered under the 1940 Act that pursues a fund of funds strategy that is substantially similar to the investment strategy of the Fund; provided, however, that this limitation shall not apply if, 18 months after the date of effectiveness of this Agreement, or any time thereafter, the Sub-adviser is not managing at least $250 million of assets in the Fund.

5.           Use of Names and Track Record.

a.           The Adviser and the Fund shall have a royalty-free license to use the names "Agility", "Perella Weinberg Partners" and "Perella Weinberg Partners Capital Management LP". The Adviser, the Fund and the Fund's selling agents may, upon receiving written approval of the Sub-adviser, use such names in marketing materials and templates used to market the Fund to current and prospective investors; provided, however, that if during the term of this Agreement, the Sub-adviser fails to comment in writing (including via e-mail) by the end of the third business day after delivery of such materials that require Sub-adviser approval, the Sub-adviser will be deemed to have granted consent on the end of the third business day following delivery of such materials to Sub-adviser for approval. The Adviser, the Fund and their agents shall cease to use the names "Perella Weinberg Partners" and "Perella Weinberg Partners Capital Management LP" or any combination or derivation thereof in any existing or newly printed materials promptly upon termination of this Agreement with respect to the Fund. The Adviser, the Fund and their agents shall cease to use the name "Agility" and any combinations or derivations thereof if either the Adviser or the Fund have material regulatory or legal issues, which, in the reasonable opinion of the Sub-adviser, adversely affect the reputation of the Sub-adviser, any of its affiliates, or any of the funds managed by the Sub-adviser, especially those under the Agility brand. In such event, after discussion with the Adviser and/or the Board of the Fund, as applicable, and if requested by the Sub-adviser, the Fund shall promptly amend, and, if necessary, file such amendment to, any applicable organizational document, changing its name so that the name "Agility" or any combination or derivation thereof is not included in the name of the Fund or otherwise used by the Fund and the Adviser.

b.           The Sub-adviser shall not use the name of the Fund, the Adviser or Wells Fargo & Company or any combination or derivation thereof in any material or template relating to the Sub-adviser in any manner not approved in writing prior thereto by the Adviser; provided, however, that during the term of this Agreement, if the Adviser fails to comment in writing (including via e-mail) by the end of the third business day after delivery of such materials or templates that require Adviser approval, the Adviser will be deemed to have granted consent on the third business day following delivery of such materials to Adviser for approval.

c.           The Sub-adviser may use performance data it generates for its track record, provided that the Fund is not specifically identified by name without the approval of the Adviser as described in (b) above.

6.           Liability and Indemnification.

a.           The Sub-adviser shall only be liable for, and indemnify the Fund, the Adviser, and each of their respective affiliates, trustees, officers, employees and shareholders (the "Adviser Indemnified Parties") against, and hold them harmless from, any costs, expense, claim, loss, liability, judgment, fine, settlement or damage (including reasonable legal and other expenses) (collectively, "Losses") arising out of any claim, demands, actions, suits or proceedings (civil, criminal, administrative or investigative) asserted or threatened to be asserted by any third party (collectively, "Proceedings") in so far as such Loss (or actions with respect thereto) (i) arises out of or is based upon any material misstatement or omission of a material fact in information regarding the Sub-adviser furnished in writing to the Adviser by the Sub-adviser; (ii) arises out of or is based upon any material breach of any of the representations, warranties, covenants or obligations of the Sub-adviser with respect to this Agreement; or (iii) arises out of or is based upon the willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties of the Sub-adviser in the performance of its duties under this Agreement (collectively, "Disabling Conduct").

b.           Except for such Disabling Conduct, the Fund (to the extent permitted by applicable law) and the Adviser shall indemnify the Sub-adviser and the Sub-adviser's officers, directors, partners, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Sub-adviser (collectively, the "Sub-adviser Indemnified Parties" and, together with the Adviser Indemnified Parties, the "Indemnified Parties") against, and hold such Sub-adviser Indemnified Parties harmless from, any and all Losses (or actions with respect thereto) from any Proceedings arising from the Sub-adviser's providing services under this Agreement or the sale of securities of the Fund.

c.           The Sub-adviser acknowledges that it has received notice of and accepts the limitations upon the Fund's liability set forth in its Agreement and Declaration of Trust, as amended. The Sub-adviser agrees that any of the Fund's obligations shall be limited to the assets of the Fund and that the Sub-adviser shall not seek satisfaction of any such obligation from the shareholders of the Fund nor from any Trustees or officer, employee or agent of the Fund.

7.           Certain Conflicts.  The Sub-adviser will not receive any compensation from any investment manager that manages an investment vehicle that it recommends to the

Fund as a result of or in connection with such recommendation without first notifying the Adviser of such compensation arrangement. The Adviser and the Fund understand that the investments made by the Fund may not achieve acceptable results and it is possible that losses may be incurred with respect to such investments, which individually or collectively may be significant or complete.

8.           Sub-adviser Insurance. The Sub-adviser agrees that it will maintain at its own expense an Errors and Omissions insurance policy with respect to the Sub-adviser in an amount not less than $10 million and Commercial General Liability insurance in a commercially reasonable amount. The minimum required amounts set forth in this insurance provision are not to be construed as a limitation on the Sub-adviser's liability under this Agreement. Any and all deductibles specified in the above-referenced insurance policies shall be assumed by the Sub-adviser.

9.           Custodian. The Fund's assets shall be maintained in the custody of its custodian. Any assets added to the Fund shall be delivered directly to the Fund's custodian, and the Sub-adviser shall have no liability for the acts or omissions of any such custodian.

10.           Representations of the Sub-adviser. The Sub-adviser represents, warrants and further covenants as follows:

a.           It is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and is qualified in each jurisdiction in which failure to be so qualified would reasonably be expected to have a material adverse effect upon it.

b.           It has full power and authority to enter into this Agreement and to perform its obligations under this Agreement.

c.           This Agreement has been duly and validly authorized, executed, and delivered by it and is enforceable against it in accordance with its terms.

d.           The Sub-adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has appointed a Chief Compliance Officer under Rule 206(4)-7 under the Advisers Act; (iv) has adopted written policies and procedures that are reasonably designed to prevent violations of the Advisers Act from occurring, detect violations that have occurred, and correct promptly any violations that have occurred, and will provide notice promptly to the Adviser of any material violations relating to the Fund; (v) has materially met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency; and (vi) will promptly notify the Adviser of the occurrence of any event that would disqualify the Sub-adviser from serving as an investment adviser of a registered investment company pursuant to Section 9(a) of the 1940 Act.

e.           The Sub-adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide the Adviser with a copy of the code of ethics. Within 60 days of the end of each calendar quarter that this Agreement is in effect, a duly authorized officer of the Sub-adviser shall certify to the Adviser that the Sub-adviser, including its personnel, has complied with the requirements of Rule 17j-1 during the previous year and that there has been no material violation of the Sub-adviser's code of ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation. The Sub-adviser will report quarterly, in reasonable detail, any material violations of law or the Sub-adviser's code of ethics related to the Fund and the action taken in response to such violations.

f.           To the best of its knowledge, there are no material pending, threatened, or contemplated actions, suits, proceedings, or investigations before or by any court, governmental, administrative or self-regulatory body, board of trade, exchange, or arbitration panel to which it or any of its directors, officers, employees, partners, shareholders, members or principals, or any of its affiliates is a party or to which it or its affiliates or any of its or its affiliates' assets are subject, nor has it or its affiliates received any notice of an investigation, inquiry, or dispute by any court, governmental, administrative, or self-regulatory body, board of trade, exchange, or arbitration panel regarding any of its or their activities which might reasonably be expected to result in a material adverse effect on the Fund, a material adverse change in the Sub-adviser's financial or business prospects, or which might reasonably be expected to materially impair the Sub-adviser's ability to discharge its obligations under this Agreement;

g.           It has all governmental, regulatory, self-regulatory, and exchange licenses, registrations, memberships, and approvals required to act as investment adviser to the Fund and it will obtain and maintain any such required licenses, registrations, memberships, and approvals.

h.           The Sub-adviser shall provide the Adviser and the Fund with a copy of its Form ADV Part II and promptly furnish a copy of all amendments thereto to the Adviser and the Fund.

i.           The Sub-adviser shall promptly notify the Adviser of any changes in its managing members, partners or in the key personnel who are either the portfolio manager(s) responsible for the Fund or the principal executive officers of the Sub-adviser, or if there is otherwise an actual change in control or management of the Sub-adviser.

j.           The information provided by the Sub-adviser to the Adviser in writing shall not, to the knowledge of the Sub-adviser, contain an untrue statement of a material fact or omit to state a material fact necessary to make the information not misleading.

k.           If, at any time during the term of this Agreement, it discovers any fact or omission, or any event or change of circumstances has occurred, which would make any of its representations and warranties in this Agreement inaccurate or incomplete in any material respect, it will provide prompt written notification to the Adviser of such fact, omission, event, or change of circumstance, and the facts related thereto, and it is agreed that the failure to provide such notification of the failure to continue to be in compliance with the foregoing representations and warranties shall be deemed a material breach of this Agreement.

11.           Representations of the Adviser. The Adviser represents, warrants and further covenants as follows:

a.           It is duly organized, validly existing, and in good standing as a corporation under the laws of the State of North Carolina, and is qualified in each jurisdiction in which failure to be so qualified would reasonably be expected to have a material adverse effect upon it.

b.           It has full power and authority to enter into this Agreement and to perform its obligations under this Agreement.

c.           This Agreement has been duly and validly authorized, executed, and delivered by the Adviser and is enforceable against the Adviser in accordance with its terms.

d.           The Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement and the Adviser's investment advisory agreement with the Fund remain in effect, (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by the Adviser's investment advisory agreement with the Fund, (iii) has appointed a Chief Compliance Officer under Rule 206(4)-7 under the Advisers Act, (iv) has adopted written policies and procedures that are reasonably designed to prevent violations of the Advisers Act from occurring, detect violations that have occurred, and correct promptly any violations that have occurred, (v) has materially met and will seek to continue to materially meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, and (vi) will promptly notify the Sub-adviser of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser of a registered investment company pursuant to Section 9(a) of the 1940 Act.

e.           To the best of its knowledge, there are no material pending, threatened, or contemplated actions, suits, proceedings, or investigations before or by any court, governmental, administrative, or self-regulatory body, board of trade, exchange, or arbitration panel to which it or any of its affiliates, is a party or to which it or any of its affiliates or assets are subject, nor has it or any of its affiliates received any notice of an investigation, inquiry, or dispute by any court, governmental, administrative, or self-regulatory body, board of trade, exchange, or arbitration panel regarding any of their respective activities which might reasonably be expected to result in a material adverse change in the Adviser's condition (financial or otherwise), business, or prospects or which might reasonably be expected to impair the Adviser's ability to discharge its obligations under this Agreement or the Adviser's investment management agreement with the Fund.

f.           It has all governmental, regulatory, self-regulatory, and exchange licenses, registrations, memberships, and approvals required to act as investment adviser to the Fund and it will obtain and maintain any such required licenses, registrations, memberships, and approvals.

g.           The information provided by the Adviser or the Fund to the Sub-adviser in writing shall not, to the knowledge of the Adviser, contain an untrue statement of a material fact or omit to state a material fact necessary to make the information not misleading.

h.           If, at any time during the term of this Agreement, it discovers any fact or omission, or any event or change of circumstances has occurred, which would make any of its representations and warranties herein inaccurate or incomplete in any material respect, it will provide prompt written notification to the Sub-adviser of such fact, omission, event, or change of circumstance, and the facts related thereto, and it is agreed that the failure to provide such notification of the failure to continue to be in compliance with the foregoing representations and warranties shall be deemed a material breach of this Agreement.

12.           Renewal, Termination and Amendment. This Agreement shall continue in effect for a period of longer than two years from the date of its execution only so long as such continuance is specifically approved annually either by the Trustees or by vote of a majority of outstanding voting securities of the Fund; provided that in either event such continuance shall also be approved by vote of the Trustees who are not interested persons of the Fund (as defined in the 1940 Act) or of any person party to this Agreement, cast in person at a meeting called for the purpose of such approval. This Agreement may be terminated at any time without payment of any penalty, by the Board, or by a vote of a majority of the outstanding voting securities of the Fund upon 60 days prior written notice to the Sub-adviser, or upon such shorter notice as may be mutually agreed upon in writing by the parties hereto. This Agreement may also be terminated, without the payment of any penalty, by either the Adviser or the Sub-adviser (i) upon 90 days prior written notice to the other party and the Fund; (ii) upon material breach by the other party of any representations or warranties set forth in this Agreement, if such breach has not been cured within seven days after written notice of such breach; or (iii) immediately if, in the reasonable judgment of the terminating party, the other party has become unable to discharge its duties and obligations under this Agreement, including in the case of the insolvency of such other party. This Agreement shall terminate automatically and immediately upon termination of the investment advisory agreement between the Adviser and the Fund. This Agreement shall terminate automatically and immediately in the event of its assignment. The terms "assignment" and "vote of a majority of the outstanding voting securities" shall have the meaning set forth for such terms in the 1940 Act. This Agreement may be amended at any time by the Sub-adviser and the Adviser, subject to approval by the Board and, if required by applicable Securities and Exchange

Commission rules and regulations, a vote of a majority of the Fund's outstanding voting securities.

In the event of an assignment, if the shareholders of the Fund fail to approve this Agreement or any continuance of the Agreement, the Sub-adviser will continue to act, for the compensation described herein, as investment sub-adviser with respect to the Fund pending the required approval of the Agreement or its continuance or of any contract with the Sub-adviser or a different adviser or sub-adviser or other definitive action: provided, that the compensation received by the Sub-adviser in respect of the Fund during such period is in compliance with Rule 15a-4 under the 1940 Act.

In the event of termination of this Agreement, those paragraphs of this Agreement which govern conduct of the parties' future interactions with respect to the Sub-adviser having provided investment management services to the Fund for the duration of this Agreement, including, but not limited to, Sections 5, 6, 13, 15, and 18, shall survive such termination of this Agreement.

13.           Confidential Relationship. Each of the Adviser and the Sub-adviser agrees that it shall exercise the same standard of care that it uses to protect its own confidential and proprietary information, but no less than reasonable care, to protect the confidentiality of the Portfolio Information. As used herein "Portfolio Information" means confidential and proprietary information of the Fund, the Adviser or the Sub-adviser that is received by a party hereto in connection with this Agreement, and information with regard to the portfolio holdings, investment activity and characteristics of the Fund. The Adviser and the Sub-adviser will restrict access to the Portfolio Information to those employees of the Adviser and the Sub-adviser or their affiliates or agents who will use it only for purposes reasonably related to the provision of services to the Fund and the Adviser and Sub-adviser will be obligated to ensure that it is used only for such purposes. The foregoing shall not prevent the Adviser or the Sub-adviser from disclosing Portfolio Information that is (1) publicly known or becomes publicly known through no unauthorized act of such party, (2) rightfully received from a third party without obligation of confidentiality, (3) approved in writing by the other party for disclosure, which approval shall not be unreasonably withheld, (4) required to be disclosed pursuant to a requirement of a court, governmental or other agency or law so long as the party making such disclosure provides the other party with prompt written notice of such requirement as soon as practicable if permissible, or (5) disclosed in accordance with the Fund's policy for disseminating portfolio holdings as disclosed in the Fund's then current Registration Statement.

14.           Notices. Any notice under this Agreement must be given in writing as provided below or to another address as either party may designate in writing to the other.

Sub-adviser:

General Counsel
Perella Weinberg Partners Capital Management LP

767 Fifth Avenue
New York, NY 10153
Fax: (212) 287-3201

with a copy to:

Chief Compliance Officer
Perella Weinberg Partners Capital Management LP
767 Fifth Avenue
New York, NY 10153
Fax: (212) 287-3201

Adviser:

Adam Taback
Alternative Strategies Group, Inc.
401 S. Tryon Street
Charlotte, North Carolina 28288
Fax: (704) 383-6020

with a copy to:

Lloyd Lipsett
Wells Fargo
200 Berkeley Street
Boston, MA 02116
Fax: (617) 210-2626

15.           Severability. If any provision of this Agreement is held by any court to be invalid, void or unenforceable, in whole or in part, the other provisions shall remain unaffected and shall continue in full force and effect, provided that the Agreement, as so modified, continues to express, without material change, the original intent of the parties and deletion of such provision will not substantially impair the respective rights and obligations of the parties, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

16.           Business Continuity. The Sub-adviser shall provide business continuity, disaster recovery and backup capabilities and facilities, through which the Sub-adviser will be able to perform its obligations hereunder with minimal disruptions or delays. Upon request, the Sub-adviser shall provide to the Adviser summaries of the Sub-adviser's written business continuity, disaster recovery and backup plan and agrees to provide, upon request of the Adviser, notice of any material deficiencies discovered in connection with the testing of such plan.

17.           Personnel. The Sub-adviser has performed drug testing and background screening (including a review of records as to violent or criminal conduct) of each portfolio manager of the Fund that is an employee of the Sub-adviser. At the request of the Adviser, the Sub-Adviser agrees to (a) perform additional drug testing with respect to either of Christopher Bittman and Kent Muckel and (b) cooperate in further background checks (which will be performed at the Adviser's expense) with respect to any of Joseph Perella, Peter Weinberg, Aaron Hood, Christopher Bittman and Kent Muckel; provided that such requests are not made more than once every 24 months.

18.           Miscellaneous. Each party agrees to perform such further actions and execute such further documents as are necessary to effectuate the purposes hereof. To the extent that state law is not preempted by the provisions of any law of the United States of America, all matters arising under or related to this Agreement shall be governed by, construed, interpreted and enforced in accordance with the internal laws of the State of New York. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed in several counterparts, all of which together shall for all purposes constitute one agreement, binding on the parties.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

ASGI AGILITY INCOME FUND

By:	/s/ Adam I. Taback
Name:	Adam I. Taback
Title:	President

ALTERNATIVE STRATEGIES GROUP, INC.

By:	/s/ Adam I. Taback
Name:	Adam I. Taback
Title:	President

PERELLA WEINBERG PARTNERS CAPITAL MANAGEMENT LP

By:	/s/ Aaron Hood
Name:	Aaron Hood
Title:	Authorized Person